Exhibit 10.4

Execution Copy

License Agreement

This License Agreement (this “Agreement”), dated as of January 13, 2016 (the “Effective Date”), is made by and between iBio, Inc., a Delaware corporation (“iBio”), and iBio CMO LLC, a Delaware limited liability company (“Licensee”). Each of iBio and Licensee may be referred to herein as a “Party” or together as the “Parties.”

WHEREAS, iBio has developed and owns or has rights to certain patents and technology for the accelerated discovery and production of improved vaccines, monoclonal antibodies, therapeutic proteins, and other products derived from green plants utilizing its iBioLaunch™ plant-based platform technology and other proprietary technologies;

WHEREAS, Licensee wishes to obtain commercial rights to iBio’s patents and technologies for research, process development and scale-up, and manufacturing of plant-derived products in a manufacturing facility designed for that purpose and in accordance with the terms and conditions set forth below;

NOW, THEREFORE, the Parties hereby agree as follows:

1.            Definitions.         As used in this Agreement, capitalized terms which are not otherwise defined will have the meaning set forth in Schedule A.

2.            License Grants.

2.1           Licenses by iBio

(a)          For Research, Process Development, and Scale-Up. Subject to the terms and conditions of this Agreement, iBio hereby grants to Licensee a nonexclusive license in the Territory, with the right to sublicense only as permitted by Section 2.3, to use iBioLaunch™ Technology and iBio Additional Technology to conduct Process Development, Scale-Up, and R&D activities on Pharmaceutical Products in the Territory. Additionally, subject to the terms and conditions of this Agreement, iBio hereby grants to Licensee a nonexclusive license in the Territory, with the right to sublicense only as permitted by Section 2.3, to use the iBio Additional Technology to conduct Process Development, Scale-Up, and R&D activities on Products in the Territory.

(b)          For Manufacturing. Subject to the terms and conditions of this Agreement, iBio hereby grants to Licensee an exclusive license in the Territory, with the right of sublicense only as permitted by Section 2.3, to use iBioLaunch™ Technology and iBio Additional Technology to Manufacture Pharmaceutical Products in the Territory. Additionally, subject to the terms and conditions of this Agreement, iBio hereby grants to Licensee an exclusive license in the Territory, with the right to sublicense only as permitted by Section 2.3, to use the iBio Additional Technology to Manufacture Products in the Territory.

(c)          For Technology Transfer. Subject to the terms and conditions of this Agreement, iBio hereby grants to Licensee a non-exclusive license in the Territory to provide Technology Transfer services for, and to grant sublicenses under, the iBioLaunch Technology and iBio Additional Technology to customers which have been approved in writing by iBio.

(d)          Retention of Rights. Except for the licenses granted in Sections 2.1(a), 2.1(b), and 2.1(c), iBio is retaining all other rights in its intellectual property.

2.2           Assignment by Licensee and Grant-Back Licenses. Subject to the terms and conditions of this Agreement, Licensee, for itself and on behalf of its Affiliates and subcontractors, and employees, consultants and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to iBio all right, title and interest in and to any Improvement conceived or reduced to practice during the Term of this Agreement, whether patentable or not (unless already owned by iBio). Licensee will cooperate, and will cause the foregoing Persons to cooperate with iBio to effectuate and perfect the foregoing ownership, including by promptly executing and recording assignments and other documents consistent with such ownership. All such Improvements will be deemed to be iBio Additional Technology and subject to the licenses granted to Licensee by Sections 2.1(a), 2.1(b) and 2.1(c). For clarity, and notwithstanding anything to the contrary in this Section 2.2, nothing contained herein will preclude Licensee from using its general knowledge, skills and experience, and any ideas, concepts, Know-How, and techniques that are acquired or used in the course of providing the goods and services to customers pursuant to this Agreement.

2.3           Sublicensing Rights. The licenses granted in Section 2.1 may not be sublicensed or assigned by Licensee, in full or in part, without the prior written consent of iBio, which consent will not be unreasonably withheld.

2.4           Coordination of Business Development.

(a)          In order to facilitate the development of business relations for each of iBio and Licensee, the Parties agree to coordinate and otherwise cooperate with each other’s efforts to obtain customers for Licensee’s Process Development, Scale-Up and Manufacturing services and licensees for the use of rights to the iBioLaunch™ Technology and iBio Additional Technology retained by iBio pursuant to this Agreement.

(b)          iBio agrees and understands that the rights granted to Licensee under this Agreement are limited to the use of iBioLaunch Technology and iBio Additional Technology for Process Development, Scale-Up, R&D, and Manufacturing activities. iBio will work in good faith to negotiate on commercially reasonable terms and grant to customers of Licensee any such additional license rights as such customer may need to make use of the goods and services provided by Licensee to such customer. For clarity, iBio agrees that Licensee may give to its customers the Pharmaceutical Products and/or Products manufactured by Licensee for such customer, and the parties will work together in good faith to prepare, negotiate, and enter into an appropriate material transfer agreement with such customer to the extent necessary.

3.            License As Capital Contribution to Licensee

The rights granted to Licensee under this Agreement are being contributed to the capital of Licensee by iBio, without any upfront consideration payable by Licensee to iBio, but subject to all of the prospective obligations and limitations set forth in this Agreement.

4.            Payments and Royalties

4.1           Royalties

(a)          Royalties and Rates. Subject to the remainder of this Section 4, Licensee will pay to iBio, within sixty (60) days after the end of each calendar quarter, a royalty equal to two percent (2%) of the net amount received, taking into account rebates, credits, and other discounts given to customers, in such calendar quarter by Licensee from the sale of goods or services which use any of the rights granted to Licensee under Section 2.1 (such gross amounts are referred to as the “Net Receipts”). Goods and services will be considered “sold” when a sale is recognized in accordance with revenue recognition policies mandated by GAAP.

(b)          Additional Royalty Provisions. Royalties when owed or paid hereunder will be paid only on amounts actually received by Licensee from customers, and except as provided in Section 4.3(c), will be non-refundable and non-creditable and not subject to set-off.

(c)          No Double Royalties. For clarity to the extent a payment received by Licensee would be considered both a Net Receipt (pursuant to Section 4.1(a)) and Financial Consideration (pursuant to Section 4.2), such payment will be deemed a Net Receipt and not Financial Consideration so that Licensee will not be required to pay more than a two percent (2%) royalty on such payment.

4.2           Sublicense Consideration. Licensee will pay to iBio a royalty equal to two percent (2%) of all Financial Consideration Licensee or any of its Affiliates receives in connection with any sublicense agreement of the licenses set forth in Section 2.1 in the Territory.

4.3           Payment Terms

(a)          Manner of Payment. All payments to be made by Licensee hereunder will be made in U.S. dollars via check or wire transfer to such bank account as iBio may designate.

(b)          Reports and Royalty Payments. For as long as royalties are due under Sections 4.1 and 4.2, Licensee will furnish to iBio a written report, after the end of each calendar quarter, showing the amount of Net Receipts and royalty due, Financial Consideration and royalty due under Section 4.2, which report will be furnished within sixty (60) days of the end of such calendar quarter for Net Receipts generated by Licensee and its Affiliates, and within ninety (90) days of the end of such calendar quarter for Financial Consideration. Royalties for each calendar quarter will be due at the same time as such written reports for the calendar quarter.

(c)          Records and Audits. Licensee will keep adequate books and records of accounting for the purposes of calculating all royalties payable hereunder and ensuring compliance hereunder. For the four (4) years following the end of the Fiscal Year to which each will pertain, such books and records of accounting will be kept at Licensee’s principal place of business. At the request of iBio, Licensee will permit an independent Third Party auditor, subject to Licensee’s prior written consent, at reasonable times and upon reasonable notice, to examine the books and records maintained pursuant to Section 4.3(b). Such examinations may not (i) be conducted for any Fiscal Year more than four (4) years after the end of such year, (ii) be conducted more than once in any twelve (12) month period or (iii) be repeated for any Fiscal Year. Except as provided below, the cost of this examination will be borne by iBio, unless the audit reveals a variance of more than ten percent (10%) from the reported amounts, in which case the Licensee will bear the cost of the audit. Unless disputed as described below, if such audit concludes that additional payments were owed or that excess payments were made during such period, the Licensee will pay the additional royalties or amounts or iBio will reimburse such excess payments, with interest from the date originally due as provided in Section 4.3(e), within sixty (60) days after the date on which a written report of such audit is delivered to both Parties. In the event of a dispute regarding such books and records, including the amount of royalties owed to iBio under this Section 4.3(b), iBio and Licensee will work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, such dispute will be resolved in accordance with Section 9.1(d). The receiving Party will treat all information subject to review under this Section 4.3(b) in accordance with the confidentiality provisions of Section 6 and the Parties will cause any auditor or arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

(d)          Taxes. Licensee may withhold from payments due to iBio amounts for payment of any withholding tax that is required by law to be paid to any taxing authority with respect to such payments. Licensee will provide iBio all relevant documents and correspondence, and will also provide to iBio any other cooperation or assistance on a reasonable basis as may be necessary to enable iBio to claim exemption from such withholding taxes and to receive a refund of such withholding tax or claim a foreign tax credit. Licensee will give proper evidence from time to time as to the payment of any such tax.

(e)          Interest Due. If any payment due to either Party under this Agreement is overdue (and is not subject to a good faith dispute), then such paying Party will pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) of the lesser of two percent (2%) above the prime rate as reported in The Wall Street Journal, Eastern Edition, and the maximum rate permitted by applicable law, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.

(f)          Royalty Term. Licensee’s obligation to pay royalties under Sections 4.1 and 4.2 will continue until expiration of this Agreement.

5.            Improvement Patent Prosecution and Maintenance.

5.1           Prosecution and Maintenance.

(a)          Inventorship determination for all Improvement Patents worldwide will be made in accordance with applicable United States patent laws.

(b)          iBio will have the sole financial responsibility for the costs of Prosecution and Maintenance of the Improvement Patents and will have the sole right to determine the scope of such Prosecution and Maintenance activities.

(c)          In the event that iBio desires to abandon or cease Prosecution or Maintenance of any Improvement Patent, iBio shall provide reasonable prior written notice to Licensee of such intention to abandon (which notice shall, to the extent possible, be given no later than ninety (90) calendar days prior to the next deadline for any action that must be taken with respect to any such Improvement Patent). In such case, at Licensee’s sole discretion, upon written notice from Licensee, Licensee may elect to continue Prosecution and Maintenance of any such Improvement Patent at its own expense, and iBio shall cooperate in a timely manner to allow Licensee to continue Prosecution and Maintenance of any such Improvement Patent. Any Improvement Patent abandoned by iBio will be promptly assigned to Licensee, who will own all right, title and interest in and to such abandoned Improvement Patent.

5.2           Cooperation. Licensee will, at iBio’s sole cost and expense, reasonably cooperate with iBio in the Prosecution and Maintenance of the Improvement Patents. Such cooperation includes promptly executing all documents, or requiring inventors, subcontractors, employees and consultants and agents of Licensee and its Affiliates and Sublicensees to execute all documents, as reasonable and appropriate so as to enable the Prosecution and Maintenance of any such Improvement Patents in any country.

6.            Confidentiality.

6.1           Confidential Information.

(a)          Confidential Information. Each Party (“Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean (i) all Materials and (ii) all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. Without limiting the foregoing, iBioLaunch™ Technology and iBio Additional Technology will be considered Confidential Information of iBio.

(b)          Restrictions. During the Term and for ten (10) years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information. Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are bound by obligations of non-use and non-disclosure at least as restrictive as this Section 6.1(b). Receiving Party will use diligent efforts to cause those Persons to comply with the restrictions on use and disclosure in this Section 6.1(b). Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

(c)          Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (i) was known to Receiving Party, its Affiliates, its Sublicensees, or any of their and their employees, subcontractors, consultants or agents prior to the time of disclosure; (ii) is or becomes public knowledge through no fault or omission of Receiving Party or any of its Affiliates; (iii) is obtained by Receiving Party, its Affiliates, its Sublicensees, or any of their and their employees, subcontractors, consultants or agents from a Third Party under no obligation of confidentiality to Disclosing Party; or (iv) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates or Sublicensees without the aid, application or use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records. Notwithstanding the foregoing, the exceptions set forth in Sections 6.1(c)(i), (iii), or (iv) shall not apply to excuse the disclosure of Confidential Information by any Person who is an employee and/or representative of both iBio and Licensee.

(d)          Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(i)          in order to comply with applicable law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(ii)         in connection with prosecuting or defending litigation, or obtaining Regulatory Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patents in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(iii)        in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators (including Sublicensees where Licensee is the Receiving Party); permitted acquirers or assignees; and investment bankers, investors and lenders, and its or their counsel;

provided that (1) with respect to Sections 6.1(d)(i) or 6.1(d)(ii), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 6.1(d)(iii), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 6.1(b) (other than investment bankers, investors, lenders and counsel, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

7.            Warranties; Limitations of Liability; Indemnification.

7.1           Representations and Warranties. Each Party represents and warrants to the other as of the Effective Date that it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted or to be granted to the other in this Agreement, and to fully perform its obligations hereunder.

7.2           Additional Representations and Warranties of iBio. iBio represents and warrants to Licensee that, as of the Effective Date:

(a)          iBio controls the Patents listed on Schedule B and is entitled to grant the licenses specified herein. iBio has not caused any Patent included on such Exhibit to be subject to any liens or encumbrances.

(b)          iBio has not granted to any Third Party any rights or licenses under such Patents or that would conflict with the licenses granted to Licensee hereunder.

(c)          To the best of its knowledge, after appropriate inquires have been made by iBio, none of the information, data, or materials provided to Licensee or its representatives or counsel prior to the Effective Date by or on behalf of iBio related to the iBioLaunch™ Technology and the iBio Additional Technology is inaccurate in any material respect, and there is no data or information that iBio considers material that is within iBio’s or its Affiliate’s possession that causes, due to lack of disclosure, specific data or other information disclosed by iBio to Licensee or its representatives or counsel relating to the iBioLaunch™ Technology and the iBio Additional Technology to be misleading in any respect.

(d)          To the best of its knowledge, after appropriate inquires have been made by iBio, the research, development, manufacture and use of the iBioLaunch™ Technology and the iBio Additional Technology in the United States as of the Effective Date will not infringe or misappropriate any Patent or other intellectual property right owned or Controlled by a Third Party.

7.3           Additional Covenants of iBio. During the Term, iBio will use diligent and commercially reasonable efforts to maintain the confidentiality of iBio’s Confidential Information, including its non-public Know-How and prevent disclosure of such Confidential Information in a manner that could reasonably damage the business interests of iBio and/or Licensee.

7.4           Disclaimers.         Without limiting the respective rights and obligations of the Parties expressly set forth herein, iBio specifically disclaims any guarantee that any Pharmaceutical Products or Products will be successful, in whole or in part. The failure of the Licensee to successfully produce Pharmaceutical Products or Products or to develop a cost effective and regulatory compliant manufacturing process for such products will not constitute a breach of any representation or warranty under this Agreement. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY PATENTS, TECHNOLOGY, KNOW- HOW, MATERIALS, FACILITIES, PHARMACEUTICAL PRODUCTS, OR PRODUCTS, INCLUDING WARRANTIES OF TITLE, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, AND PERFORMANCE.

7.5           No Consequential Damages.         NOTWITHSTANDING ANYTHING IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE TO THE OTHER OR ANY THIRD PARTY WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT FOR ANY INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF SUCH PARTY HAS BEEN INFORMED OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED THAT THIS SECTION 7.5 WILL NOT APPLY TO THE PARTIES’ INDEMNIFICATION RIGHTS AND OBLIGATIONS UNDER SECTION 7.7.

7.6           Performance by Others. The Parties recognize that each Party may perform some or all of its obligations under this Agreement through Affiliates and permitted subcontractors provided, however, that each Party will remain responsible and liable for the performance by its Affiliates and permitted subcontractors and will cause its Affiliates and permitted subcontractors to comply with the provisions of this Agreement in connection therewith.

7.7           Indemnification.

(a)          Indemnification of iBio. Licensee will indemnify iBio, its Affiliates and their respective directors, officers, employees, and agents, and their respective successors, heirs and assigns (collectively, ”iBio Indemnitees”), and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (i) the material breach by Licensee of any term of this Agreement; or (ii) any gross negligence or willful misconduct on the part of Licensee in performing its obligations under this Agreement, except in each case for those Losses as to which iBio has an obligation to indemnify Licensee pursuant to Section 7.7(b), as to which Losses each Party will indemnify the other to the extent of their respective liability; provided, however, that Licensee will not be obligated to indemnify iBio Indemnitees for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of an iBio Indemnitee.

(b)          Indemnification of Licensee. iBio will indemnify Licensee, its Affiliates and their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, ”Licensee Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (i) the material breach by iBio of any term of this Agreement; (ii) any gross negligence or willful misconduct on the part of iBio in performing its obligations under this Agreement; (iii) the use of any iBioLaunch™ Technology or iBio Additional Technology as contemplated under this Agreement, including any such Third Party Claims alleging infringement or misappropriation of Third Party intellectual property rights; or (iv) any dispute between iBio and a customer of Licensee, except in each case for those Losses for which Licensee has an obligation to indemnify iBio pursuant to Section 7.7(a), as to which Losses each Party will indemnify the other to the extent of their respective liability for the Losses; provided, however, that iBio will not be obligated to indemnify Licensee Indemnitees for any Losses to the extent that such Losses arise as a result of gross negligence or willful misconduct on the part of a Licensee Indemnitee.

(c)          Notice of Claim. All indemnification claims provided for in Section 7.7(a) and 7.7(b) will be made solely by such Party to this Agreement (the ”Indemnified Party”). The Indemnified Party will promptly notify the indemnifying Party (an ”Indemnification Claim Notice”) of any Losses or the discovery of any fact upon which the Indemnified Party intends to base a request for indemnification under Section 7.7(a) or 7.7(b), but in no event will the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and estimated amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party will furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

(d)          Defense, Settlement, Cooperation and Expenses.

(i)          Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party will not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor will it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party (the indemnifying Party will consult with the Indemnified Party with respect to a possible conflict of interest of such counsel retained by the indemnifying Party). In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party will immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 7.7(d)(ii), the indemnifying Party will not be liable to the Indemnified Party for any legal costs or expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party will reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

(ii)         Right to Participate in Defense. Without limiting Section 7.7(d)(i), any Indemnified Party will be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnified Party’s own cost and expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing, (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.7(d)(i) (in which case the Indemnified Party will control the defense) or (iii) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under applicable law, ethical rules or equitable principles in which case the indemnifying Party will assume one hundred percent (100%) of any such costs and expenses of counsel for the Indemnified Party.

(iii)        Settlement. With respect to any Third Party Claims that relate solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, will deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.7(d)(i), the indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld). The indemnifying Party will not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party will admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld.

(iv)        Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnified Party to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation will include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket costs and expenses in connection therewith.

(v)         Costs and Expenses. Except as provided above in this Section 7.7(d), the costs and expenses, including attorneys’ fees and expenses, incurred by the Indemnified Party in connection with any claim will be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.8           Insurance. Each Party will maintain at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the U.S. pharmaceutical industry for the activities to be conducted by such Party under this Agreement. Subject to the preceding sentence, such liability insurance or self-insurance program will insure against all types of liability, including personal injury, physical injury or property damage arising out of the manufacture, sale, use, distribution or marketing of Pharmaceutical Products or Products. The coverage limits set forth herein will not create any limitation on a Party’s liability to the other under this Agreement.

8.            Term and Termination.

8.1           Term. This Agreement will commence as of the Effective Date and, unless sooner terminated in accordance with the terms hereof or by mutual written consent, will continue until the later of (i) the expiration of the term of the Licensee’s Sublease or (ii) there are no more payments owed to iBio under Sections 4.1 or 4.2 (the “Term”).

8.2           Termination by iBio. iBio will have the right to terminate this Agreement in full upon delivery of written notice to Licensee in the event of any material breach by Licensee of any terms and conditions of this Agreement, provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by iBio to Licensee specifying the nature of the alleged breach (or, if such default cannot be cured within such ninety (90) day period, within one hundred and eighty (180) days after such notice if Licensee commences actions to cure such default within such 90-day period and thereafter diligently continues such actions, but fails to cure the default by the end of such 180-days); provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by iBio to Licensee. Notwithstanding the foregoing, in no event may iBio terminate this Agreement under this Section 82(a) if Licensee’s material breach is a result of any act or failure to act of iBio, any Affiliate, or any of their employees, agents, contractors, directors or officers.

8.3           Termination by Licensee. Licensee will have the right to terminate this Agreement in full upon delivery of written notice to iBio in the event of any material breach by iBio of any terms and conditions of this Agreement, provided that such termination will not be effective if such breach has been cured within ninety (90) days after written notice thereof is given by Licensee to iBio specifying the nature of the alleged breach (or, if such default cannot be cured within such ninety (90) day period, within one hundred and eighty (180) days after such notice if iBio commences actions to cure such default within such 90-day period and thereafter diligently continues such actions, but fails to cure the default by the end of such 180-days); provided, however, that to the extent such material breach involves the failure to make a payment when due, such breach must be cured within thirty (30) days after written notice thereof is given by Licensee to iBio.

8.4           Termination Upon Bankruptcy.

(a)          Termination Right. Either Party may terminate this Agreement if, at any time, the other Party will file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within sixty (60) days after the filing thereof, or if the other Party will propose or be a Party to any dissolution or liquidation, or if the other Party will make an assignment for the benefit of its creditors.

(b)          Consequences of Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Licensee or iBio or their Affiliates are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties and their respective Affiliates, and Sublicensees, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code and any foreign counterparts thereto.

8.5           Effects of Termination. Upon termination by iBio under Section 8.2, all rights and licenses granted by iBio to Licensee in Section 2.1 will terminate, and Licensee and its Affiliates and Sublicensees will cease all use of iBioLaunch™ Technology, iBio Additional Technology, Materials, and Patents, and will cease all Manufacturing. Upon expiration of this Agreement under Section 8.1, or termination by Licensee under Section 8.3 or 8.4, all rights and licenses granted by iBio to Licensee in Section 2.1 will become fully paid-up and perpetual.

8.6           Survival. In addition to the termination consequences set forth in Section 8.5, the following provisions will survive termination or expiration of this Agreement, as well as any other provision which by its terms or by the context thereof, is intended to survive such termination: Section 4.3, 5, 6, 7.4, 7.5, 7.6, 7.7, 8 and 9. Termination or expiration of this Agreement will not relieve the Parties of any liability or obligation which accrued hereunder prior to the effective date of such termination or expiration nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. All other rights and obligations will terminate upon expiration of this Agreement.

9.            General Provisions.

9.1           Governing Law; Dispute Resolution.

(a)          This Agreement shall be governed and construed in accordance with the laws of the State of New York, U.S.A., without regard to conflicts of laws provisions.

(b)          In the event of any dispute, controversy, or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof, between the Parties, the Parties will first attempt in good faith to resolve such dispute by negotiation and consultation between themselves. In the event that such dispute is not resolved on an informal basis within twenty (20) days, any Party may, by written notice to the other, have such dispute referred to the iBio CEO and the Licensee CEO or in either case his or her designee (who will be a senior executive), who will attempt in good faith to resolve such dispute by negotiation and consultation for a thirty (30) day period following receipt of such written notice.

(c)          Unless Section 9.1(b) is applicable, in the event the Parties are not able to resolve such dispute through mediation, either Party may at any time after such 20-day period submit such dispute to be finally settled by arbitration administered by the American Arbitration Association (“AAA”), including the AAA’s Procedures for Large, Complex Commercial Disputes, in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York, and it shall be conducted in the English language. The arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code.

(d)          The arbitration shall be conducted by three arbitrators. The claimant shall appoint an arbitrator in its request for arbitration. The respondent shall appoint an arbitrator within 20 days of the receipt of the request for arbitration. The two arbitrators shall appoint a third arbitrator, who shall act as chair of the tribunal, within 20 days after the appointment of the second arbitrator. If any of the three arbitrators is not appointed within the time prescribed above, then the AAA shall appoint that arbitrator from its National Panel of Securities Arbitrators or its Large, Complex Commercial Case Panel, not including any such members affiliated with the securities industry. The chair of the tribunal shall be a citizen of the United States.

(e)          In addition to the authority conferred on the arbitration tribunal by the Rules, the arbitration tribunal shall have the authority to order such production of documents, generally consistent with the discovery permitted under the Federal Rules of Civil Procedure, as may reasonably be requested by any party or by the tribunal itself. In addition, any party may request a reasonable number of depositions of Party witnesses.

(f)          The Parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including but not limited to any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the AAA, the parties, their counsel, accountants and auditors, insurers and re-insurers, and any Person necessary to the conduct of the proceeding. The confidentiality obligations shall not apply (i) if disclosure is required by law, or in judicial or administrative proceedings, or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

(g)          The arbitration award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(h)          In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitration tribunal may consolidate the arbitration proceeding with any other arbitration proceeding involving any of the Parties hereto relating to this Agreement. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the related proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.

9.2           Remedies Cumulative; Specific Performance. The rights and remedies of the Parties hereto shall be cumulative (and not alternative). The Parties to this Agreement agree that, in the event of any breach or threatened breach by either Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement, for the benefit of the other Party to this Agreement: (a) such other Party shall be entitled (in addition to any other remedy that may be available to it) to: (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) such other Party shall not be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or legal proceeding.

9.3           Relationship of Parties. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the Parties. No Party will incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided therein. There are no express or implied third party beneficiaries hereunder (except for iBio Indemnitees and Licensee Indemnitees for purposes of Section 7.7).

9.4           Compliance with Law. Each Party will perform or cause to be performed any and all of its obligations or the exercise of any and all of its rights hereunder in good scientific manner and in compliance with all applicable law.

9.5           Counterparts; Facsimiles.         This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. Facsimile or PDF execution and delivery of this Agreement by either Party will constitute a legal, valid and binding execution and delivery of this Agreement by such Party

9.6           Headings. All headings in this Agreement are for convenience only and will not affect the meaning of any provision hereof.

9.7           Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement will be construed against the drafting party will not apply.

9.8           Interpretation. Whenever any provision of this Agreement uses the term “including” (or “includes”), such term will be deemed to mean “including without limitation” (or ”includes without limitations”). “Herein,” “hereby,” “hereunder,” “hereof” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used. All definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural. Unless otherwise provided, all references to Sections and Exhibits in this Agreement are to Sections and Exhibits of this Agreement. References to any Sections include Sections and subsections that are part of the related Section (e.g., a section numbered “Section 2.1” would be part of “Section 2”, and references to “Section 2.1” would also refer to material contained in the subsection described as “Section 2.1(a)”).

9.9           Binding Effect. This Agreement will inure to the benefit of and be binding upon the Parties, their Affiliates, and their respective lawful successors and assigns.

9.10         Assignment. This Agreement may not be assigned by either Party, nor may either Party delegate its obligations or otherwise transfer licenses or other rights created by this Agreement, except as expressly permitted hereunder or otherwise without the prior written consent of the other Party, which consent will not be unreasonably withheld; provided that

(i) Licensee may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement, and (ii) iBio may assign this Agreement to an Affiliate or to its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement.

9.11         Notices.  All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

If to iBio:	iBio, Inc.
600 Madison Ave., Suite 1600 New York, NY USA 10022-1737
Attention: Chief Executive Officer Facsimile: (302) 356-1173

With a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue New York, NY 10019
Attention: William Gump Facsimile: (212) 728-8111

If to Licensee:	iBio CMO LLC
8800 Health Science Center Parkway Bryan, Texas
Attention: Chief Executive Officer Facsimile: (979) 822-2623

With a copy to:	BoyarMiller
2925 Richmond Avenue, 14th Floor Houston, Texas
Attention: Cassie Stinson Facsimile: (713) 552-1758

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section 9.11.

9.12         Amendment and Waiver. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties; provided that any unilateral undertaking or waiver made by one Party in favor of the other will be enforceable if undertaken in a writing signed by the Party to be charged with the undertaking or waiver. Any waiver of any rights or failure to act in a specific instance will relate only to such instance and will not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

9.13         Severability. In the event that any provision of this Agreement will, for any reason, be held to be invalid or unenforceable in any respect, such invalidity or unenforceability will not affect any other provision hereof, and the Parties will negotiate in good faith to modify this Agreement to preserve (to the extent possible) their original intent.

9.14         Entire Agreement. This Agreement is the sole agreement with respect to the subject matter and supersedes all other agreements and understandings between the Parties with respect to same.

9.15         Force Majeure. Neither Licensee nor iBio will be liable for failure of or delay in performing obligations set forth in this Agreement (other than any obligation to pay monies when due), and neither will be deemed in breach of such obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Licensee or iBio; provided that the Party affected will promptly notify the other of the force majeure condition and will exert reasonable efforts to eliminate, cure or overcome any such causes and to resume performance of its obligations as soon as possible.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

iBio Inc.

By:	/s/ Robert B. Kay

Name:	Robert B. Kay

Title:	CEO

iBio CMO, LLC

By:	/s/ Robert L. Erwin

Name:	Robert L. Erwin

Title:	Manager

Schedule A

Definitions

1.1	“Affiliate” of a person or entity will mean any other entity which (directly or indirectly) is controlled by, controls or is under common control with such person or entity. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms ”controlled by” and ”under common control with”) as used with respect to an entity will mean (i) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast more than fifty percent (50%) of the votes in the election of directors or (ii) in the case of a non-corporate entity, direct or indirect ownership of more than fifty percent (50%) of the equity interests with the power to direct the management and policies of such entity. For purposes of this Agreement, iBio is not an Affiliate of Licensee, and Licensee is not an Affiliate of iBio.

1.2	“Calendar Year” will mean each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

1.3	“Control” or “Controlled” will mean, with respect to any Know-How, Material, Patent, or other intellectual property right, the possession (whether by ownership or license, other than by a license granted pursuant to this Agreement) by a Party or its Affiliates of the ability to grant to the other Party a license or access as provided herein to such Know- How, Material, Patent or other intellectual property right, without violating the terms of any agreement or other arrangement with any Third Party.

1.4	“Covered” will mean with respect to a product and a Patent, that, but for a license granted to a Person under a Valid Claim included in such Patent, such Person’s manufacture, use, sale, import, marketing, offer for sale or commercialization of the product would infringe such Valid Claim or in the case of a Patent that is a patent application, would infringe a Valid Claim in such patent application if it were to issue as a patent.

1.5	“Financial Consideration” will mean license fees, signing fees, option fees, milestone payments and any other monetary consideration paid to, or otherwise received by, Licensee or any of its Affiliates in consideration for the establishment of a Sublicensee relationship (and without reduction for any additional Patents or Know-How or other intellectual property rights granted or commitments made in connection therewith), but does not include payments received to purchase securities of Licensee at fair market value, provided that any premium paid over fair market value will be treated as “Financial Consideration” hereunder.

1.6	“Fiscal Year” will mean each successive period of twelve (12) calendar months commencing on July 1 and ending on June 30.

1.7	“GAAP” will mean U.S. generally accepted accounting principles, consistently applied.

1.8	“iBioLaunch™ Technology” will mean all Patents and Trademarks listed in Schedule B and such other Patents, Trademarks, Materials and Know-How as may be identified by iBio from time-to-time in writing to Licensee and described as falling within the iBioLaunch™ Technology, which are owned (in whole or in part), in-licensed or otherwise Controlled by iBio or any of its Affiliates and comprise iBio’s plant-based vaccine manufacturing platform.

1.9	“iBio Additional Technology” will mean all Patents, Materials, Know-How, and Trademarks (listed in Schedule C) owned (in whole or in part), in-licensed or otherwise Controlled by iBio or any of its Affiliates at any time during the Term, which are not iBioLaunch™ Technology, and any Improvements thereto or any other research tools or manufacturing techniques owned or otherwise Controlled by iBio or any of its Affiliates at any time during the Term and used by iBio in the discovery, modification, or production of any proteins in plants for any purpose.

1.10	“Improvement” will mean any development, invention, improvement, discovery, modification, variation or revision to a compound, product or process within the iBioLaunch™ Technology or iBio Additional Technology which is discovered, conceived or reduced to practice as a result of activities performed pursuant to this Agreement, whether or not patentable, together with all intellectual property rights therein.

1.11	“Improvement Patents” will mean all Patents which constitute an Improvement, whether conceived or reduced to practice by iBio or Licensee, individually or jointly.

1.12	“Know-How” will mean all commercial, technical, scientific and other know-how and information, trade secrets, knowledge, technology, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, specifications, data and results (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, preclinical, clinical, safety, manufacturing and quality control data and know-how, including study designs and protocols), in all cases, whether or not confidential, proprietary, patented or patentable, in written, electronic or any other form now known or hereafter developed.

1.13	“Manufacture” and “Manufacturing” will mean all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a Pharmaceutical Product or any intermediate thereof, or of a Product or any intermediate thereof.

1.14	“Materials” will mean any tangible chemical or biological material, including any compounds, DNA, RNA, clones, launch vectors, cells, and any expression product, progeny, derivative or other Improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

1.15	“Patent” will mean a patent or a patent application, including any additions, divisions, continuations, continuations-in-part, invention certificates, substitutions, reissues, reexaminations, extensions, registrations, supplementary protection certificates and renewals, but not including any rights that give rise to Regulatory Exclusivity Periods (other than supplementary protection certificates, which will be treated as “Patents” hereunder) and including any composition of matter, formulations, processes for making, dosing regimens, dosing devices, or uses of a pharmaceutical product.

1.16	“Person” will mean any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.17	“Pharmaceutical Products” will mean any product which is Covered by a Valid Claim within the iBioLaunch™ Technology Patents and which is intended for use to prevent, vaccinate against, treat or cure a disease or disorder in a human.

1.18	“Product” will mean any product which is (a) Covered by a Patent within the iBioLaunch™ Technology or the iBio Additional Technology, and (b) not a Pharmaceutical Product.

1.19	“Process Development” will mean activities related to developing and scaling up the ability to manufacture and to continue manufacturing Pharmaceutical Products or Products. Process Development includes, but is not limited to, manufacturing process development and scale-up, quality assurance and quality control, and technical support. Process Development does not include clinical studies, regulatory affairs activities and outside counsel regulatory legal services.

1.20	“Prosecution and Maintenance” with regard to a particular Patent, will mean the preparation, filing, prosecution and maintenance of such Patent, as well as re- examinations, reissues and the like with respect to that Patent, together with the conduct of interferences, the defense of oppositions and other similar proceedings with respect to that Patent.

1.21	“R&D” means pre-clinical and early-stage clinical research and development activities, including without limitation, feasibility assessments, formulation development, and activities useful or necessary for seeking Regulatory Approval.

1.22	“Regulatory Approval” will mean, with respect to a country or extra-national territory, any and all approvals (including BLAs and MAAs), licenses, registrations or authorizations of any Regulatory Authority necessary in order to commercially distribute, sell or market a product in such country or some or all of such extra-national territory, but not including any pricing or reimbursement approvals.

1.23	“Scale-Up” will mean the process of converting a laboratory-developed method or procedure into a method, procedure, or protocol useful for manufacturing a commercial product, taking into account variables such as, but not limited to, efficiency, yield, cost, safety, reproducibility, and stability.

1.24	“Sublease” will mean that certain Sublease Agreement between College Station Investors LLC, as Landlord, and iBio CMO LLC, as Tenant.

1.25	“Sublicensee” will mean any person or entity (including Affiliates of Licensee) that is granted a sublicense as permitted by Section 2.3 (or an option to take such a sublicense).

1.26	“Technology Transfer” means the physical transfer from one Person to another Person of a particular technology, including all information, documentation, skills, Know-How and other intellectual property rights required to reproducibly operate such technology.

1.27	“Territory” will mean the United States.

1.28	“Third Party” will mean any person or entity other than iBio, Licensee and their respective Affiliates.

1.29	“Trademark” will mean trademarks, trade names, fictitious business names, service marks, URLs, domain names, trade dress, logos, all common law rights to all marks, rights in all other indicia of source or origin, and any associated goodwill.

1.30	“United States” or “U.S.” will mean the United States of America, including its territories, districts, commonwealths and possessions, including the District of Columbia and the Commonwealth of Puerto Rico.

1.31	“Valid Claim” will mean (a) an unexpired claim of an issued Patent which has not been found to be unpatentable, invalid or unenforceable by a court, national or regional patent office, or other appropriate body that has competent jurisdiction in the United States from which decision no appeal is taken or can be taken (except for writ of certiorari); or (b) a pending claim of a pending Patent application which has not been pending for more than seven (7) years since the date of its first substantive office action.

Schedule B

iBioLaunch™ Patents

Patent #	TITLE	Issue Date

“7,012,172”	VIRUS INDUCED GENE SILENCING IN PLANTS	3/14/2006

“7,491,509”	SYSTEM FOR EXPRESSION OF GENES IN PLANTS	2/17/2009

“7,683,238”	PRODUCTION OF PHARMACEUTICALLY ACTIVE PROTEINS IN SPROUTED SEEDLINGS	3/23/2010

“7,692,063”	PRODUCTION OF FOREIGN NUCLEIC ACIDS AND POLYPEPTIDES IN SPROUT SYSTEMS	4/6/2010

“8,058,511”	SYSTEM FOR EXPRESSION OF GENES IN PLANTS	11/15/2011

“8,148,608”	SYSTEMS AND METHODS FOR CLONAL EXPRESSION IN PLANTS	4/3/2012

“8,173,408”	“RECOMBINANT CARRIER MOLECULE FOR EXPRESSION, DELIVERY AND PURIFICATION OF TARGET POLYPEPTIDES”	5/8/2012

“8,591,909”	“RECOMBINANT CARRIER MOLECULE FOR EXPRESSION, DELIVERY AND PURIFICATION OF TARGET POLYPEPTIDES”	11/26/2013

“8,597,942”	SYSTEM FOR EXPRESSION OF GENES IN PLANTS	12/3/2013

“8,951,791”	SYSTEM FOR EXPRESSION OF GENES IN PLANTS	2/10/2015

“9,012,199”	“RECOMBINANT CARRIER MOLECULE FOR EXPRESSION, DELIVERY AND PURIFICATION OF TARGET POLYPEPTIDES”	4/21/2015

iBioLaunch™ Technology Trademarks

“iBioLaunch Technology”

Schedule C

iBio Additional Technology Trademarks

“iBioModulator Technology”

“iBio”